As filed with the Securities and Exchange Commission on August 13, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

PLUG POWER INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	22-3672377
(State or Other Jurisdiction	(I.R.S. Employer Identification No.)
of Incorporation or Organization)

968 Albany-Shaker Road
Latham, NY 12110
(Address of Principal Executive Offices)

PLUG POWER INC.
2021 STOCK OPTION AND INCENTIVE PLAN
(Full Title of the Plan)

Andrew Marsh
President and Chief Executive Officer
Plug Power Inc.
968 Albany-Shaker Road
Latham, New York 12110
(518) 782-7700
(Name and Address of Agent For Service)

With a copy to:

Robert P. Whalen, Jr.
Audrey S. Leigh
 Goodwin Procter LLP
100 Northern Avenue
Boston, Massachusetts 02210
(617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.01 par value per share	24,913,491(1)	$26.65(2)	$663,819,967.0	$72,422.76(3)

(1)   This Registration Statement relates to 24,913,491 shares of common stock, par value $0.01 per share (“Common Stock”), of Plug Power Inc. (the “Registrant”) authorized to be issued under the Plug Power Inc. 2021 Stock Option and Incentive Plan (the “Plan”), which includes (a) 22,500,000 shares of Common Stock newly authorized for issuance under the Plan, (b) 413,491 shares of Common Stock that were previously available for grant under the Plug Power Inc. Third Amended and Restated 2011 Stock Option and Incentive Plan (the “2011 Plan”) as of the July 30, 2021 effective date of the Plan, and (c) an estimate of 2,000,000 shares of Common Stock that would be available for issuance under the Plan to the extent that any awards outstanding under the 2011 Plan are forfeited, canceled, cash-settled or otherwise terminated (other than by exercise). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of Common Stock.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) of the Securities Act, based upon the average of the high and low sales prices on the NASDAQ Capital Market on August 12, 2021.

(3)	Rounded up to the nearest penny.

Proposed sales to take place as soon after the effective date of the Registration Statement as awards are granted, exercised or distributed under the above-named plan.

EXPLANATORY NOTE

This Registration Statement on Form S-8 registers 24,913,491 shares of Common Stock which may be acquired pursuant to the Plan, which includes (a) 22,500,000 shares of Common Stock newly authorized for issuance under the Plan, (b) 413,491 shares of Common Stock that were previously available for grant under the 2011 Plan as of the July 30, 2021 effective date of the Plan, and (c) an estimate of 2,000,000 shares of Common Stock that would be available for issuance under the Plan to the extent that any awards outstanding under the 2011 Plan are forfeited, canceled, cash-settled or otherwise terminated (other than by exercise).

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Commission.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement:

(a)	our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Commission on May 14, 2021;

(b)	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021 and June 30, 2021, filed with the Commission on June 22, 2021 and August 5, 2021, respectively;

(c)	our Current Reports on Form 8-K filed with the Commission on January 5, 2021, January 7, 2021 (except for information contained therein which is furnished rather than filed), January 28, 2021, February 22, 2021 (except for information contained therein which is furnished rather than filed), February 25, 2021 reporting under items 1.01, 3.02, 5.02, 7.01 and 9.01 (except for information contained therein which is furnished rather than filed), March 16, 2021 reporting under items 2.06 and 4.02, March 18. 2021, May 10, 2021 (except for information contained therein which is furnished rather than filed), May 19, 2021, June 3, 2021 (except for information contained therein which is furnished rather than filed), and August 4, 2021; and

(d)	Description of Registrant’s Securities to be Registered filed as Exhibit 4.6 to the Registrant’s Form 10-K for the year ended December 31, 2020, filed with the Commission on May 14, 2021.

In addition, all documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 6.	Indemnification of Directors and Officers.

In accordance with Section 145 of the Delaware General Corporation Law, Article VII of our amended and restated certificate of incorporation (as amended), or our certificate of incorporation, provides that no director of Plug Power Inc., or Plug Power, shall be personally liable to Plug Power or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to Plug Power or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) in respect of unlawful dividend payments or stock redemptions or repurchases, or (4) for any transaction from which the director derived an improper personal benefit. In addition, our certificate of incorporation provides that if the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Article V of our by-laws provides for indemnification by Plug Power of its directors, officers and certain non-officer employees under certain circumstances against expenses, including reasonable attorneys’ fees, judgments, penalties, fines and amounts reasonably paid in settlement that are incurred by such directors, officers or non-officer employees or on such director’s, officer’s or non-officer employee’s behalf in connection with any threatened, pending or completed legal proceeding or any claim, issue or matter therein, which such director, officer or non-officer employee is, or is threatened to be made, a party to or participant in by reason of the fact that such person is or was a director, officer or non-officer employee, if such director, officer or non-officer employee acted in good faith and in a manner such director, officer or non-officer employee reasonably believed to be in or not opposed to the best interests of Plug Power and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

In addition, we have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements require, among other matters, that we indemnify our directors and executive officers to the fullest extent permitted by law and advance to the directors and executive officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, we must also indemnify and advance all expenses incurred by directors and executive officers seeking to enforce their rights under the indemnification agreements.

Item 8.	Exhibits.

See the Exhibit Index included herein for a list of exhibits filed as part of this Registration Statement, which Exhibit Index is incorporated herein by reference.

EXHIBIT INDEX

Exhibit No.	Description
4.1	Amended and Restated Certificate of Incorporation of Plug Power Inc. (incorporated by reference from the Registrant’s Annual Report on Form 10-K for the period ended December 31, 2008).

4.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation of Plug Power Inc. (incorporated by reference from the Registrant’s Annual Report on Form 10-K for the period ended December 31, 2008).

4.3	Second Certificate of Amendment of Amended and Restated Certificate of Incorporation of Plug Power Inc. (incorporated by reference from the Registrant’s Current Report on Form 8-K filed with the Commission on May 19. 2011).

4.4	Third Certificate of Amendment of Amended and Restated Certificate of Incorporation of Plug Power Inc. (incorporated by reference from the Registrant’s Current Report on Form 8-K filed with the Commission on July 25, 2014).

4.5	Certificate of Correction to Third Certificate of Amendment of Amended and Restated Certificate of Incorporation of Plug Power Inc. (incorporated by reference from the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2016).

4.6	Fourth Certificate of Amendment of Amended and Restated Certificate of Incorporation of Plug Power Inc. (incorporated by reference from the Registrant’s Current Report on Form 8-K filed with the Commission on June 30, 2017).

4.7	Fifth Certificate of Amendment of Amended and Restated Certificate of Incorporation of Plug Power, Inc. (incorporated by reference from the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30 2021).

4.8	Fourth Amended and Restated By-laws of Plug Power Inc. (incorporated by reference from the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020).

4.9	Specimen certificate for shares of common stock, $0.01 par value, of Plug Power Inc. (incorporated by reference from the Registrant’s Registration Statement on Form S-1/A (File No. 333-86089) filed with the Commission on October 1, 1999).

5.1	Opinion of Goodwin Procter LLP as to the legality of the securities being registered.

23.1	Consent of KPMG LLP

23.2	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included as part of the signature page to this Registration Statement).

99.1	2021 Plug Power Inc. Stock Option and Incentive Plan.

Item 9.	Undertakings.

(a)       The undersigned Registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)        to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended, or the Securities Act;

(ii)       to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the registration statement; and;

(iii)      to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are incorporated by reference in this Registration Statement.

(2)       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)       The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Colonie, State of New York, on August 13, 2021.

PLUG POWER INC.
By:	/s/ Andrew Marsh
Andrew Marsh President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Plug Power Inc., hereby severally constitute and appoint Andrew Marsh and Gerard L. Conway. Jr., and each of them singly, our true and lawful attorneys, with full power to sign for us in our names in the capacities indicated below, any amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all things in our names and on our behalf in our capacities as officers and directors to enable Plug Power Inc. to comply with the provisions of the Securities Act of 1933, as amended, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following person in the capacities and on the dates indicated below.

Name	Title	Date

/s/ Andrew Marsh	President, Chief Executive Officer and Director	August 13, 2021
Andrew Marsh	(Principal Executive Officer)

/s/ Paul Middleton	Chief Financial Officer	August 13, 2021
Paul Middleton	(Principal Financial Officer)

/s/ Martin D. Hull	Controller & Chief Accounting Officer	August 13, 2021
Martin D. Hull	(Principal Accounting Officer)

/s/ George C. McNamee	Director	August 13, 2021
George C. McNamee

/s/ Gary K. Willis	Director	August 13, 2021
Gary K. Willis

/s/ Maureen O. Helmer	Director	August 13, 2021
Maureen O. Helmer

/s/ Johannes Minho Roth	Director	August 13, 2021
Johannes Minho Roth
/s/ Gregory L. Kenausis	Director	August 13, 2021
Gregory L. Kenausis

/s/ Kyungyeol Song	Director	August 13, 2021
Kyungyeol Song
/s/ Kimberly A. Harriman	Director	August 13, 2021
Kimberly A. Harriman
/s/ Lucas P. Schneider	Director	August 13, 2021
Lucas P. Schneider
/s/ Jonathan Silver	Director	August 13, 2021
Jonathan Silver